Exhibit 99.2

Strictly private and confidential Corporate overview June 2022

Disclaimer (1/2)

ABOUT THIS PRESENTATION

This investor presentation ("Presentation") contains proprietary and confidential information of JATT Acquisition Corp ("JATT") and Zura Bio Limited (the "Company" or "Zura Bio"), and the entire content should be considered "Confidential Information" with respect to both JATT and the Company. This Presentation is made solely for informational purposes, and no representation or warranty, express or implied, is made by JATT, the Company, Raymond James & Associates, Inc. or Raymond James Financial International Limited (together with Raymond James & Associates, Inc., the "Placement Agent") or any of their representatives as to the information contained in these materials or disclosed during any related presentations or discussions. The recipient of this Presentation shall keep this Presentation and its contents confidential, shall not use this Presentation and its contents for any purpose other than as expressly authorized by JATT and the Company and shall be required to return or destroy all copies of this Presentation or portions thereof in its possession promptly following request for the return or destruction of such copies. By accepting delivery of this Presentation, the recipient is deemed to agree to the foregoing confidentiality requirements.

This Presentation is provided for informational purposes only and has been prepared to assist interested parties in making their own evaluation with respect to a potential business combination between JATT and the Company and related transactions (the "Proposed Business Combination") and for no other purpose. No representations or warranties, express or implied are given in, or in respect of, this Presentation. To the fullest extent permitted by law in no circumstances will JATT, the Company, the Placement Agent or any of their respective subsidiaries, shareholders, affiliates, representatives, partners, directors, officers, employees, investment banks, advisers or agents be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this Presentation, its contents, its omissions, reliance on the information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith. This Presentation does not purport to be all-inclusive or to contain all of the information that may be required to make a full analysis of JATT, the Company or the Proposed Business Combination. Viewers of this Presentation should each make their own evaluation of JATT, the Company and of the relevance and adequacy of the information and should make such other investigations as they deem necessary. This Presentation is not intended to constitute, and should not be construed as, investment advice.

This Presentation does not constitute (i) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Proposed Business Combination or (ii) an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any security of JATT, the Company, or any of their respective affiliates. No such offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

FORWARD-LOOKING STATEMENTS

Certain statements, estimates, targets and projections in this Presentation may be considered "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events involving, or future performance of, JATT or the Company. For example, projections of future EBITDA, statements regarding anticipated growth in the industry in which the Company operates and anticipated growth in demand for the Company's products, projections of the Company's future financial results and other metrics, the satisfaction of closing conditions to the Proposed Business Combination and the timing of the completion of the Proposed Business Combination are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "pro forma", "may", "should", "could", "might", "plan", "possible", "project", "strive", "budget", "forecast", "expect", "intend", "will", "estimate", "anticipate", "believe", "predict", "potential", "propose" or "continue", or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by JATT and its management, and the Company and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Proposed Business Combination; the outcome of any legal proceedings that may be instituted against JATT, the Company, the combined company or others following the announcement of the Proposed Business Combination and any definitive agreements with respect thereto; the inability to complete the Proposed Business Combination due to the failure to obtain approval of the shareholders of JATT or the Company, or JATT to obtain financing to complete the Proposed Business Combination or to satisfy other conditions to closing; changes to the proposed structure of the Proposed Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Proposed Business Combination; the ability to meet stock exchange listing standards following the consummation of the Proposed Business Combination; the risk that the Proposed Business Combination disrupts current plans and operations of the Company as a result of the announcement and consummation of the Proposed Business Combination; the ability to recognize the anticipated benefits of the Proposed Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; costs related to the Proposed Business Combination; changes in applicable laws or regulations; the possibility that the Company or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; the Company's estimates of expenses and profitability; the evolution of the markets in which the Company competes; the ability of the Company to implement its strategic initiatives and successfully complete its pre-clinical activities, clinical trials and receive the necessary regulatory approvals; the ability of the Company to defend its intellectual property and satisfy regulatory requirements; any impact of the COVID-19 pandemic on the Company's business; and other risks and uncertainties set forth in the sections entitled "Risk Factors" and "Cautionary Note Regarding Forward-Looking Statements" in JATT's final prospectus dated July 13, 2021 relating to its initial public offering and other risks and uncertainties indicated from the time to time in the definitive proxy statement/prospectus to be delivered to JATT's shareholders and related registration statement on Form S-4, including those set forth under "Risk Factors" herein and therein, and other documents filed with the Securities and Exchange Commission (the "SEC") by JATT.

Nothing in this Presentation should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. Neither JATT, the Company nor the Placement Agent gives any assurance that either JATT or the Company will achieve its expectations. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Neither JATT, the Company nor the Placement Agent undertakes any duty to update these forward-looking statements.

2

zurabio

Strictly private and confidential

Disclaimer (2/2)

USE OF PROJECTIONS

This Presentation contains financial forecasts or projections with respect to JATT and the Company. Neither JATT's nor the Company's independent auditors have audited, studied, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this Presentation, and accordingly, they did not express an opinion or provide any other form of assurance with respect thereto for the purpose of this Presentation. These projections are forward-looking statements and should not be relied upon as being necessarily indicative of future results. In this Presentation, certain of the above-mentioned projected information has been provided for purposes of providing comparisons with historical data. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of the Company or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this Presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

INDUSTRY AND MARKET DATA

Industry and market data used in this Presentation have been obtained from third-party industry publications and sources as well as from research reports prepared for other purposes. Neither JATT, the Company nor the Placement Agent has independently verified the data obtained from these sources and cannot assure you of the data's accuracy or completeness, and such data is subject to change.

TRADEMARKS

This Presentation contains trademarks, service marks, trade names and copyrights of JATT, the Company and other companies, which are the property of their respective owners.

FINANCIAL INFORMATION

You should review the Company's and JATT's audited financial statements, which will be included in the definitive proxy statement/prospectus relating to the Proposed Business Combination to be filed by JATT with the SEC.

ADDITIONAL INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION AND WHERE TO FIND IT

The Proposed Business Combination will be submitted to shareholders of JATT for their consideration. JATT intends to file a registration statement on Form S-4 with the SEC, which will include a preliminary proxy statement and a definitive proxy statement, to be distributed to JATT's shareholders in connection with JATT's solicitation for proxies for the vote by JATT's shareholders in connection with the Proposed Business Combination and other matters as described in the definitive proxy statement. After the registration statement on Form S-4 has been filed and declared effective, JATT will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date established for voting on the Proposed Business Combination. JATT's shareholders and other interested persons are advised to read, once available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with JATT's solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the Proposed Business Combination, because these documents will contain important information about the Company, JATT and the Proposed Business Combination. Shareholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the Proposed Business Combination and other documents filed with the SEC by JATT, without charge, at the SEC's website located at www.sec.gov or by directing a request to JATT Authorized US Representative, Puglisi & Associates, 850 Library Avenue, Suite 204 Newark, Delaware 19711.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PARTICIPANTS IN THE SOLICITATION

The Company, JATT and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from JATT's shareholders in connection with the Proposed Business Combination. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of JATT's shareholders in connection with the Proposed Business Combination will be set forth in JATT's proxy statement when it is filed with the SEC. You can find more information about JATT's directors and executive officers in JATT's final prospectus filed with the SEC on July 13, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in JATT's proxy statement when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

3

zurabio

Strictly private and confidential

Zura Bio: clinical-stage biotech focused on developing novel medicines for immune disorders

ZB-168: a fully human, anti-IL7Rα[1] antibody originally developed by Pfizer

- IL7Rα involved in two key immune pathways: IL7[2] and TSLP[3]
- Only anti-IL7R program to date with clinical data showing impact on key T-cell subpopulations
- Drug well tolerated in >90 subjects and patients dosed in phase 1 studies conducted by Pfizer

Our lead indication: alopecia areata (AA)

- Alopecia areata affects >700k patients in the US, with only one approved treatment option with boxed warnings
- Strong translational evidence supporting role of IL7 in disease pathophysiology
- Phase 2 proof-of-concept study expected to begin in mid 2023; data expected by end of 2024

Actively evaluating additional indications where IL7 and/or TSLP biology has been implicated

- Multiple external clinical catalysts have potential to validate IL7 and TSLP in additional immune disorders

1. Interleukin 7 receptor alpha; 2. Interleukin 7; 3. Thymic stromal lymphopoietin

4

zurabio

Strictly private and confidential

Strictly private and confidential 1. DOI: 10.1038/s41467 - 018 - 06804 - y; 2. DOI: 10.1016/j.alit.2020.01.001; 3. DOI: 10.3389/fimmu.2020.01557/full; 4. Chronic Spontaneous Urticaria ; 5. Chronic obstructive pulmonary disease The Zura Bio + JATT combination will provide strategic capital for an ambitious development plan 5 • Combination with JATT accelerates Zura Bio’s development programmes through two phase 2 studies • JATT investors access an asset with a novel target implicated in two important immune pathways • $65mm of committed capital including $15mm redemption backstop • Expected to provide sufficient funding through key data phase 2 readouts • Valuation of $165mm pre - money with multiple value inflection points over next 24 months

IL7Rα: A unique target for modulating two key immune pathways

IL7 Pathway

- IL7 is a critical modulator of T-cell homeostasis, proliferation, and survival[1]
- Inhibition of IL7R promotes a normalisation in T_{reg}:$T_{effector}$ T-cell ratios
- Polymorphisms in IL7R associated with multiple disease states, including alopecia areata, MS[4], sarcoidosis[5], PBC[6], T1DM[7], and UC[8]



IL7Rα
γc
IL7
IL7Rα
IL7Rα
TSLP
TSLPR
JAK3
JAK1
JAK2

ZB-168 has potential to treat diseases driven by IL7 or TSLP signaling

TSLP Pathway

- TSLP is a regulator of Th2[2] immune responses[3]
- TSLP involved in immunity at barrier surfaces (skin, airways, gut)
- TSLP inhibition clinically validated for the treatment of severe asthma
- Ongoing clinical investigation in chronic rhinosinusitis, COPD[9], and CSU[10]

1. DOI: 10.1038/s41467-018-06804-y; 2. T helper type 2; 3. DOI: 10.1016/j.alit.2020.01.001; 4 Multiple sclerosis ; 5. Sarcoidosis; 6. Primary biliary cirrhosis; 7. Type 1 diabetes mellitus; 8. Ulcerative colitis; 9. Chronic obstructive pulmonary disease; 10. Chronic spontaneous urticaria

6

zurabio

Strictly private and confidential

Strictly private and confidential 7 IL7R/TSLPR ZB - 168 IL7R α Th1/Th17: IL7 signaling Th2: TSLP signaling • Alopecia areata • Type 1 diabetes mellitus • Ulcerative colitis • Sjogren's syndrome • Vitiligo • Asthma • EOE 3 • COPD • CRSwNP 4 • CSU T effector cells T reg cells Mast cells Dendritic cells Eosinophils Broad development potential for ZB - 168 across Th1 1 , Th17 2 and Th2 diseases 1. T helper 1; 2. T helper 17; 3. Eosinophilic esophagitis; 4. Chronic rhinosinusitis with nasal polyps

Strictly private and confidential IL7R and TSLP are linked to numerous immune diseases with a significant global market potential 8 Total patients ~150M Total addressable market potential 1 >$100B Prevalence (~M) 1. Estimated as of 2025 ~150 7 2 80 25 1 5 2 2 22

Zura Bio and JATT to form an experienced and lean leadership team (I)

Leadership team		
***Someit Sidhu, BM BCh** *Chief Executive Officer*	• Serial biotech founder and operator • Founder, CEO of JATT Acquisition Corp. • Co-founder and CEO of Izana Bioscience (sold to Roivant Sciences)	
***Javier Cote Sierra, PhD** *Chief Scientific Officer*	• NIH academic turned pharma industry veteran • Director of JATT Acquisition Corp. • Former Global Head of External Innovation, Immunology at Sanofi • Former Senior Director, Immunology at GSK & Pfizer	
Oliver Levy *Chief Financial Officer*	• Extensive cross-industry private market investing experience • Founding partner of MarchHarvey • Former senior M&A and healthcare banker at UBS	
Sandeep Kulkarni, MD *Chairman*	• Biotech leader, physician, and life sciences investor • Former COO of Immunovant and VP of Special Projects at Roivant Sciences • Former biotech investor at KVP Capital and QVT Financial	

*Currently members of the board of directors of JATT Acquisition Corp. Expected to become part of the leadership team in connection with the contemplated business combination

9

zurabio

Strictly private and confidential

Strictly private and confidential Zura Bio and JATT to form an experienced and lean leadership team (II) 10 Key team members Deb Nevin Manufacturing Lead (consultant) *Harjit Singh Clinical Operations (consultant) Marlyn Mathew Vice President, Finance and Accounting Dave Brady Head of Business Development *Christine Charman Development lead and Chief of Staff (consultant) • Extensive biopharma manufacturing experience • Managing Director, Amethyst Pharma • Manager, biologics manufacturing, UCB • Extensive clinical operational experience for pharma and biotech companies • Former Senior Director Clinical Science, AstraZeneca • Former Head of Clinical Operations, Evelo Biosciences • Extensive finance operations experience for public and private biotechs • Former controller, Immunovant • Senior accountant • Industry veteran with 35 years of pharma and biotech experience • Former senior director of business development, Takeda • Former AVP of business development, Wyeth/Pfizer • Industry veteran with 20 years of pharma and biotech experience • Former Senior Director Global Program Lead, Takeda • Former Senior Global Program Director, Novartis * Contractors expected to become employees upon successful close of financing

Strictly private and confidential ZB - 168 only asset in class pursuing alopecia areata 11 ZB - 168 ADX - 914 OSE - 127 GSK2618960 Tezepelumab UPB - 101 Type of antibody Human Human Humanised Humanised Human Human Target IL7R α IL7R α IL7R α IL7R α TSLP TSLPR 1 Mode of administration SC 2 SC IV 3 IV SC IV/SC Lead indications Alopecia areata Not yet disclosed Ulcerative colitis; pSS 4 Programme inactive Asthma, CRSwNP Asthma * Current phase To start Phase 2 Phase 1 Phase 2 Phase 1b Approved, Phase 3 Phase 1 Humans exposed HVs 5 : 60 subjects Patients: 33 subjects HVs: ~72 subjects Patients: None to date HVs: ~63 subjects Patients: Not yet disclosed HVs: 18 subjects Patients: None Patients: >1,000 HVs: 46 Patients: 0 *As of June 2022; 1. Thymic stromal lymphopoietin receptor; 2. Subcutaneous; 3. Intravenous; 4. Primary Sjogren’s syndrome 5. He althy volunteers

ZB-168 has the potential to be the first precision medicine treatment for alopecia areata



- Highly prevalent disease, affecting ~700k[1] people in the US
- Only one treatment approved for severe alopecia areata, with boxed warnings
- Three JAK inhibitors in total are likely to launch over the coming 24 months, thereby raising disease awareness and establishing an addressable market
- Strong translational evidence supporting the role of IL7Rα blockade in reversal of disease pathophysiology
- Opportunity to position ZB-168 as the first and only precision medicine approach in an established market
- Target profile to deliver comparable efficacy to JAK inhibitors, but with a favorable tolerability profile

1. U.S. Census Bureau, Current Population Survey, Annual Social and Economic Supplement, Internet release April 2020.

12

zurabio

Strictly private and confidential

Strictly private and confidential Multiple read outs expected in 2023 and 2024 from competitors pursuing IL7R and TSLP pathway inhibitors 13 Anti - IL7R Anti - TSLP Company Timing of readout Trial size Phase 3 Phase 2 Phase 1 n = 150 2023 2023 Expected initiation in 2022 n = 400 2024 n = 270 2023 n = 338 2024 Ulcerative colitis Primary Sjogren’s syndrome Undisclosed indications Rhinosinusitis with nasal polyposis Chronic spontaneous urticaria COPD Asthma (approved, multiple trials ongoing) EOE FDA ODD awarded, not yet initiated n = 45 Anti - TSLPR Asthma

IL7 ZB 168 TSLP TSLPR IL7R α Lead program

Our lead program, ZB-168

ZB-168, a fully human IL7Rα antibody

- Originally developed by Pfizer
- IL7Rα inhibition has potential to inhibit two critical immune pathways (IL7 and TSLP)
- Potential applicability in broad range of T-cell mediated diseases and atopic diseases

Well-tolerated in phase 1 and phase 1b studies

- >90 subjects dosed with ZB-168
- Adverse events generally mild and not treatment-related

Phase 1b data demonstrate clear evidence of impact on key T-cell compartments

- Only anti-IL7R program that has reported safety, PK, and PD data in patients with an autoimmune disease (not just healthy volunteers)
- Potentially clinically relevant changes observed in memory T-cell counts and T_{reg}:T_{memory} ratios

Planning to start two phase 2 studies in 2023

- Lead indication: alopecia areata
- One additional phase 2 study planned to start in 2023

zurabio

Strictly private and confidential

15

Strictly private and confidential Phase 1b trial in T1DM : design 16 • Generally healthy adults within 2 years of clinical diagnosis of type 1 diabetes • Stably treated with insulin • HbA1c < 9% • 37 patients received study drug or placebo • 12 weeks of dosing every other week, or up to 11 weeks of weekly dosing • 6 weeks of additional follow - up Double - blind, placebo - controlled trial Cohort 1 1 mg/kg SC Q2W (8:2) Cohort 2 3 mg/kg SC Q2W (9:2) Cohort 3 8 mg/kg SC Q2W (8:2) Cohort 4 6mg/kg SC Q1W (5:1)

Phase 1b trial in T1DM: safety

Treatment-related AE incidence, n(%)

AE, MedDRA version 19.1 preferred term	ZB-168 1 mg/kg Q2wk (n = 8)	ZB-168 3 mg/kg Q2wk (n= 9)	ZB-168 8 mg/kg Q2wk (n = 8)	ZB-168 6 mg/kg Qlwk (n= 5)	Placebo (n = 7)
Headache	2 (25.0)	2 (22.2)	3 (37.5)	0	0
Hypoglycemia	1 (12.5)	1(11.1)	0	1 (20.0)	2 (28 .6)
Fatigue	1 (12.5)	0	1 (12.5)	0	2 (28 .6)
Lymphocytes decreased	1 (12.5)	0	1 (12.5)	2 (40.0)	0
Nasopharyngitis	0	0	2 (25 .0)	1 (20.0)	1 (14.3)
Nausea	1 (12.5)	2 (22.2)	0	1 (20.0)	0
Cough	1 (12.5)	0	1 (12.5)	1 (20.0)	0
Diarrhea	0	0	1 (12.5)	1 (20.0)	1 (14.3)
Injection site erythema	0	0	1 (12.5)	1 (20.0)	1 (14.3)
Injection site pain	0	0	1 (12.5)	1 (20.0)	1 (14.3)
Lymphadenopathy	1 (12.5)	0	1 (12 .5)	1 (20.0)	0
Oropharyngeal pain	1 (12.5)	0	1 (12.5)	1 (20.0)	0
WBC decreased	1 (12.5)	0	0	1 (20.0)	1 (14.3)
Abdominal distension	0	1 (11.1)	0	0	1 (14.3)
Hyperhidrosis	1 (12.5)	0	0	0	1 (14.3)
Injection site bruising	0	1 (11.1)	0	1 (20.0)	0
Injection site pruritus	0	0	1 (12.5)	0	1 (14.3)
Lethargy	0	1 (11.1)	0	1 (20.0)	0
Neutrophils decreased	0	0	0	1 (20.0)	1 (14.3)
Rash	1 (12.5)	0	0	0	1 (14.3)
Vomiting	0	1(11.1)	0	0	1 (14.3)

- Majority of the AEs were grade 1 or grade 2
- No deaths or dose reductions due to AEs
- 1 SAE (3mg/kg cohort) of atrial fibrillation, assessed as unrelated to drug
- 73% of subjects developed anti-drug antibodies; no observed impact on receptor occupancy, PK or PD

Note: AE, adverse event; MedDRA, Medical Dictionary for Regulatory Activities; Q2Wk, every other week; QW, weekly. SD in parentheses.

17

zurabio

Strictly private and confidential

Phase 1b trial in T1DM: pharmacodynamics

Unbound IL7R levels

Receptor occupancy *(measured as unbound IL7R)*


A
40
30
20
10
0
−10
−20
−30
−40
−50
−60
−70
−80
−90
−100
−110
% Change From Baseline
0 1 8 15 29 57 71 73 78 80 85 92 99 113 127
Treatment Period
Posttreatment Follow-Up
Study Day

- Doses >= 3mg/kg q2w achieved >90% receptor occupancy through treatment period

pSTAT5 signalling


B
200
100
0
−100
−200
% Change From Baseline
0 1 8 15 29 57 71 73 78 80 85 92 99 113 127
Treatment Period
Posttreatment Follow-Up
Study Day
Placebo
RN168 1 mg/kg Q2wk
RN168 3 mg/kg Q2wk
RN168 6 mg/kg Q1wk
RN168 8 mg/kg Q2wk

- Near complete pSTAT5 suppression achieved with doses of 3 mg/kg q2w, 6 mg/kg qw, and 8 mg/kg q2w

18

zurabio

Strictly private and confidential

Strictly private and confidential Phase 1b trial in T1DM: pharmacodynamics 19 Impact on key T - cell subpopulations • Up to 70% reduction in CD8+ T effector memory cells • Similar reductions seen for naïve and central memory T - cells • Increases in ratios observed for all doses tested • ZB - 168 shows 20x greater potency for T effector memory vs T reg cells CD8+ T effector cells Ratio of T reg to T effector cells

Alopecia areata

Alopecia areata presents an attractive and accessible market

Demographics



Est. figures
US Population
6.8M have had AA[1] in their lifetime
~700k persons with AA (0.21% of total population)
~400k people Mild AA (≤50% SALT; 0.12% of total population)
~300k moderate to severe AA (>50% SALT; 0.09% of total population)

Treatment protocol for AA[2]



Alopecia areata
Age
Age <10 years
Age >10 years
Minoxidil 5% solution
Topical corticosteroid Or Short contact anthralin
Extent of scalp involvement
<50% involvement
>50% involvement
Scalp prosthesis should be considered in patients with >50% scalp involvement
Intralesional corticosteroids
Minoxidil 5% solution
Topical corticosteroid
Or
Short contact anthralin
Topical immunotherapy DPCP/SADBE/DNCB
Response
Poor
Good
Minoxidil 5% solution
Topical corticosteroid Or Short contact anthralin
Continue topical immuno-therapy prn

1. Alopecia areata; 2. Source: Medscape

zurabio

Strictly private and confidential

21

Alopecia areata: a common autoimmune disease driven by Teffector cells

Clinical presentation

- Disease characterized by immune-mediated hair loss
- Subtypes:
  - Areata: patchy hair loss on scalp
  - Totalis: total loss of scalp hair
  - Universalis: complete hair loss (not limited to scalp)

Current treatments

- Only one treatment approved for severe alopecia areata, with boxed warnings
- Standard of care: injected and topical steroids and topical immunotherapies
- JAK inhibitors effective, but come with significant safety risks

Well characterized biology



a
Healthy
b
Alopecia areata
Inner root sheath
Hair shaft
Bulb
Sebaceous gland
Dermal papilla
APC
CD4⁺ T cell
CD8⁺ T cell
MHC class I and class II

- Invasion of T-cells into hair follicle (normally immune privileged)
- Resulting inflammation impedes normal hair growth cycle
- Importantly, inflammation does not destroy hair follicle

zurabio
Strictly private and confidential
22

Strictly private and confidential 23 Strong mechanistic evidence to support key role for IL7 in alopecia 23 Generation of key translational skin graft model of AA 8 weeks of treatment with either anti IL7R or control antibodies Statistically significant regrowth of hair in treatment arm C3H/HeJ mouse Anti IL7R treatment Reversal of hair loss T effector T reg Rebalancing of the T reg :T effector ratio Critical role of IL7 in AA 1. IL7 highly upregulated in AA lesional skin 2. Administration of exogenous IL7 accelerates AA onset 3. Blockade of IL7 signalling by administrating anti – IL7R α antibody ameliorates ongoing AA and reversed established AA Source: DOI:10.1126/sciadv.abd1866

Strictly private and confidential 24 Oral JAK inhibitors: effective but with meaningful safety risks Primary endpoint achieved in baricitinib phase 3 studies 1 , FDA - approved, but… …safety concerns will persist 2 • Separation from placebo evident by week 16 • Only 20 - 40% of patients achieved primary endpoint (SALT score ≤20) • Placebo response <10% 1. DOI: 10.1056/NEJMoa2110343 2. Olumiant, Package insert

Strictly private and confidential We are planning to initiate two phase 2 studies in 2023 25 2023 2024 2025 Alopecia areata POC trial CMC clinical supply Additional indications under consideration Lead Indication Additional indications Key experimental medicine studies 2022 Other development activities Financing milestone Expected business combination closing Note: clinical development plan subject to confirmation, pending regulatory and further clinical feedback

Strictly private and confidential Other indications under consideration 26 IL7: Type 1 diabetes mellitus Sjogren’s syndrome Ulcerative colitis TSLP: Asthma CSU CRSwNP

Strictly private and confidential 42.4% 35.8% 12.8% 9.0% Sources (million) Uses (million) SPAC Cash in Trust $139.4 Cash on Balance Sheet $174.4 Cash on Balance Sheet 0.0 Selling Shareholder Equity Rollover 165.0 Private Placement of Common Equity (PIPE) 50.0 Transaction Fees and Expenses 15.0 Selling Shareholder Equity Rollover 165.0 Total Sources of Funds $354.4 Total Uses of Funds $354.4 Pro Forma Valuation (million) Key Transaction Terms (million) Illustrative Share Price $10.0 Valuation $165.00 Pro Forma Shares Outstanding 38.9 Minimum cash requirement for Zura Bio $65.00 Pro Forma Equity Market Capitalization $389.2 Pro Forma Net Debt / (Cash) (174.4) Pro Forma Enterprise Value $214.8 Illustrative Pro Forma Ownership Selling Shareholders 42.4% SPAC Shareholders 35.8% PIPE Shareholders 12.8% SPAC Sponsor 9.0% Total 100% 27 Transaction Summary Selling Shareholders SPAC Shareholders PIPE Shareholders SPAC Sponsor

Strictly private and confidential 28 Risk Factors (1/3) The below list of risk factors has been prepared as part of the Proposed Business Combination. The risks presented below are cer tain of the general risks related to the business of the Company, JATT and the Proposed Business Combination and such list is not exhaustive. The list below is qualified in its entirety by disclosures contained in future documents fil ed or furnished by JATT and the Company with the SEC. Such future disclosures, including any registration statement/prospectus on Form S - 4 relating to the Proposed Business Combination, will describe additional risks and uncertainties to those set forth below. If the Company or the combined business following the consummation of the Proposed Business Combination cannot address any of the following risks and uncertainties effectively, or any other risks and difficul tie s that may arise in the future, its business, financial condition or results of operations could be materially and adversely affected. The risks described below are not the only risks that the Company or the combined business following the consummati on of the Proposed Business Combination faces. Additional risks that the Company currently does not know about or that it currently believes to be immaterial may also impair its business, financial condition or results of operations. Yo u s hould review the Presentation and perform your own due diligence prior to making an investment in JATT and the Company. RISKS RELATED TO THE COMPANY’S BUSINESS AND OPERATIONS • We are dependent on our key personnel and anticipate hiring new key personnel. If we are not successful in attracting and ret ain ing qualified personnel, we may not be able to successfully implement our business strategy. • In order to successfully implement our plans and strategies, we will need to grow the size of our organization and we may exp eri ence difficulties in managing this growth. • Our internal computer systems, or those of any of our contract research organizations (“CROs”), manufacturers, other contract ors or consultants or potential future collaborators, may fail or suffer security or data privacy breaches or other unauthorized or improper access to, use of, or destruction of our proprietary or confidential data, employee data or personal da ta, which could result in additional costs, loss of revenue, significant liabilities, harm to our brand and material disruption of our operations. • We currently rely, and plan to rely in the future, on third parties to conduct and support our preclinical studies and clinic al trials. If these third parties do not properly and successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval of or commercialize ZB - 168. • We currently rely on third parties to produce and process ZB - 168. Our business could be adversely affected if the third - party ma nufacturers fail to provide us with sufficient quantities of ZB - 168 or fail to do so at acceptable quality levels or prices. • We may, in the future, form or seek collaborations or strategic alliances or enter into licensing arrangements, and we may no t r ealize the benefits of such collaborations, alliances or licensing arrangements. • Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud. RISKS RELATED TO THE PROPOSED BUSINESS COMBINATION • The consummation of the Proposed Business Combination is subject to a number of conditions, including entry into a definitive bu siness combination agreement (the “Business Combination Agreement”), and if those conditions are not satisfied on a timely basis, or at all, or waived, the Business Combination Agreement may be terminated in accordance with it s t erms and the Proposed Business Combination may not be completed. • There is no guarantee that a JATT shareholder’s decision to redeem its shares for a pro rata portion of the trust account wil l p ut such shareholder in a better or worse economic position. • If the Proposed Business Combination benefits do not meet the expectations of investors or securities analysts, the market pr ice of JATT’s securities or, following the consummation of the Proposed Business Combination, the combined company’s securities may decline. • A market for the combined company’s shares may not develop or be sustained, which would adversely affect the liquidity and pr ice of the combined company’s shares. • Sales of a substantial number of the combined company’s shares in the public market, including those issued upon exercise of war rants or options, could cause our share price to decline. • The combined company’s future ability to pay cash dividends to shareholders is subject to the discretion of its board of dire cto rs and will be limited by its ability to generate sufficient earnings and cash flows. • Potential legal proceedings in connection with the Proposed Business Combination, the outcomes of which are uncertain, could del ay or prevent the completion of the Proposed Business Combination. • If JATT’s due diligence investigation of the Company’s business was inadequate and material risks are not uncovered, sharehol der s of the combined company following the Proposed Business Combination could lose some or all of their investment. • JATT and the Company will incur significant transaction and transition costs in connection with the Proposed Business Combina tio n, and the combined company will incur increased costs as a result of operating as a public company and its management will devote substantial time to new compliance initiatives. • JATT identified a material weakness in its internal control over financial reporting. This material weakness could continue t o a dversely affect JATT’s ability to report its results of operations and financial condition accurately and in a timely manner. • JATT may face litigation and other risks as a result of the material weakness in internal control over financial reporting. • We could in the future need to disclose, and be required to remediate, material weaknesses or significant deficiencies in our in ternal control over financial reporting. • The Proposed Business Combination may be completed even though material adverse effects may result from the announcement of t he Proposed Business Combination, industry - wide changes and other causes. • JATT is an “emerging growth company” and a “smaller reporting company” and it cannot be certain if the reduced disclosure req uir ements applicable to emerging growth companies and smaller reporting companies will make shares of the company following the consummation of the Proposed Business Combination less attractive to investors. • Following the Proposed Business Combination, we may become a foreign private issuer within the meaning of the rules under the Se curities Exchange Act of 1934, and as such we would be exempt from certain provisions applicable to U.S. domestic public companies. RISKS RELATED TO THE COMPANY’S FINANCIAL POSITION • We have a limited operating history, have not initiated, conducted or completed any clinical trials, have no products approve d f or commercial sale, have no products approved for commercial sale, and have not taken a product through to commercialization.

Risk Factors (2/3)

RISKS RELATED TO THE COMPANY'S FINANCIAL POSITION

- We have a limited operating history, have not initiated, conducted or completed any clinical trials, have no products approved for commercial sale, have no products approved for commercial sale, and have not taken a product through to commercialization.
- We have incurred losses since inception, and we expect to incur significant losses for the foreseeable future and may not be able to achieve or sustain profitability in the future. We have not generated any revenue from ZB-168 and may never generate revenue or become profitable.
- Our recurring losses from operations and financial condition raise substantial doubt about our ability to continue as a going concern.
- We will need substantial additional capital to finance our operations, and if we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our development programs or future commercialization efforts.
- Our business relies on certain licensing rights from Pfizer that can be terminated in certain circumstances. If we breach the agreement, or if we are unable to satisfy our diligence obligations under which we license rights to ZB-168 from Pfizer, we could lose the ability to develop and commercialize ZB-168.

RISKS RELATED TO THE COMPANY'S FINANCIAL REPORTING

- We rely on assumptions, estimates, and business data to calculate our key performance indicators and other business metrics, and real or perceived inaccuracies in these metrics may harm our reputation and negatively affect our business.
- Our results of operations and financial condition are subject to management's accounting judgments and estimates, as well as changes in accounting policies.
- Our management will be required to evaluate the effectiveness of our internal control over financial reporting. If we are unable to maintain effective internal control over financial reporting, investors may lose confidence in the accuracy of our financial reports.
- We may identify material weaknesses in our internal control over financial reporting in the future or fail to maintain an effective system of internal control over financial reporting, which may result in material misstatements of the Company's consolidated financial statements or cause the Company to fail to meet its periodic reporting obligations.
- If the Company fails to maintain an effective system of disclosure controls and internal control over financial reporting, the Company's ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in the Company and, as a result, the market price of the combined company's shares.
- Some members of our management team have limited experience in operating a public company.
- We could be subject to additional tax liabilities and our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Proposed Business Combination or other ownership changes.

RISKS RELATED TO THE COMPANY'S COMMERCIAL OPERATIONS AND PRODUCTS

- We have never successfully completed the regulatory approval process for any of our product candidates and we may be unable to do so for any product candidates we acquire or develop.
- We are substantially dependent on the success of ZB-168, and our anticipated clinical trials of ZB-168 may not be successful.
- We may find it difficult to enroll patients in our clinical trials. If we experience delays or difficulties in the enrollment of patients in clinical trials, our successful completion of clinical trials or receipt of marketing approvals could be delayed or prevented.
- The results of preclinical testing and early clinical trials may not be predictive of the success of our later clinical trials, and the results of our clinical trials may not satisfy the requirements of the U.S. Food and Drug Administration ("FDA"), the European Medicines Agency ("EMA"), or other comparable foreign regulatory authorities.
- Preclinical and clinical development involves a lengthy and expensive process with uncertain outcomes, and results of earlier studies and trials may not be predictive of future clinical trial results.
- Preliminary, interim data from our clinical trials that we announce or publish may change as more patient data become available and are subject to audit and verification procedures.
- We may develop ZB-168 in combination with other therapies, which exposes us to additional risks related to other agents or active pharmaceutical or biological ingredients used in combination with our product candidates.
- The ongoing COVID-19 pandemic may adversely affect JATT's and the Company's ability to consummate the Proposed Business Combination.
- Public health crises such as pandemics, such as the ongoing COVID-19 pandemic, or similar outbreaks, and the global effort to contain them, have affected and could continue to seriously and adversely affect the Company's preclinical studies and anticipated clinical trials, business, financial condition and results of operations.
- We face substantial competition, which may result in others discovering, developing, licensing or commercializing products before or more successfully than we do.
- ZB-168 may have a safety profile that could prevent regulatory approval, marketing approval or market acceptance, or limit its commercial potential.

RISKS RELATED TO THE COMPANY'S INTELLECTUAL PROPERTY AND TECHNOLOGY

- Our ability to protect our patents and other proprietary rights is uncertain, exposing us to the possible loss of competitive advantage.
- We enjoy only limited geographical protection with respect to certain patents and may not be able to protect our intellectual property rights throughout the world.
- Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we fail to comply with these requirements.
- Issued patents covering one or more of our drug candidates could be found invalid or unenforceable.
- We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed confidential information of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.

29

zurabio

Strictly private and confidential

Risk Factors (3/3)

RISKS RELATED TO THE COMPANY'S INTELLECTUAL PROPERTY AND TECHNOLOGY (continued)

- Patent terms may be inadequate to protect our competitive position with respect to ZB-168 for an adequate amount of time.
- If we do not obtain patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of our marketing exclusivity for ZB-168, our business may be materially harmed.
- Due to the significant resources required for the development of ZB-168, we must prioritize the pursuit of treatments for certain indications. We may expend our limited resources to pursue a particular indication and fail to capitalize on indications that may be more profitable or for which there is a greater likelihood of success.
- Changes to patent laws in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect ZB-168.
- We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop and market ZB-168.
- We may be subject to claims challenging the inventorship of our patents and other intellectual property.
- We may be subject to patent infringement claims or may need to file claims to protect our intellectual property, which could result in substantial costs and liability and prevent us from commercializing ZB-168.
- We license patent rights from third-party owners and we rely on such owners to obtain, maintain and enforce the patents underlying such licenses.
- Our license from Pfizer may be subject to retained rights.
- We may not be able to effectively secure first-tier technologies when competing against other companies or investors.
- Numerous factors may limit any potential competitive advantage provided by our intellectual property rights.
- If approved, our product candidates that are regulated as biologics may face competition from biosimilars approved through an abbreviated regulatory pathway.

RISKS RELATED TO THE COMPANY'S REGULATORY COMPLIANCE AND LEGAL MATTERS

- The regulatory approval processes of the FDA, EMA, and other comparable foreign regulatory authorities are complex, time-consuming and inherently unpredictable. If we are not able to obtain, or if there are delays in obtaining, required regulatory approvals for ZB-168, we may not be able to commercialize, or may be delayed in commercializing, ZB-168, and our ability to generate revenue will be materially impaired.
- We will be subject to extensive ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with ZB-168.
- Due to unfavorable pricing regulations and/or third-party coverage and reimbursement policies, we may not be able to offer ZB-168 at competitive prices which would seriously harm our business.
- The FDA, EMA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.
- Our employees, independent contractors, consultants, commercial collaborators, principal investigators, CROs, suppliers and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.
- Our business operations and current and future arrangements with investigators, healthcare professionals, consultants, third-party payors, patient organizations and customers will be subject to applicable healthcare regulatory laws, which could expose us to penalties.
- The size of the potential market for ZB-168 is difficult to estimate and, if any of our assumptions are inaccurate, the actual markets for our product candidates may be smaller than our estimates.
- Healthcare legislative reform discourse and potential or enacted measures may have a material adverse impact on our business and results of operations and legislative or political discussions surrounding the desire for and implementation of pricing reforms may adversely impact our business.
- If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.
- We are subject to laws and regulations related to privacy, data protection, information security and consumer protection across different markets where we conduct our business. Our actual or perceived failure to comply with such obligations could harm our business.
- Failure to comply with federal, state, local and international laws and regulations could adversely affect our business and our financial condition.
- We and our laboratory partners are subject to a variety of laboratory testing standards, compliance with which is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.
- Changes in applicable laws or government regulations may materially and adversely affect our sales and results of operations.

30

zurabio

Strictly private and confidential